EXHIBIT 4.1


The stock certificates state:

                                WIEN GROUP, INC.

INCORPORATED UNDER THE LAWS OF THE STATE OF NEW YORK

FULLY PAID AND NON-ASSESSABLE SHARES OF THE PAR VALUE OF ONE CENT ($.01) EACH OF THE COMMON STOCK OF WIEN GROUP, INC., transferable on the books of the Corporation by the Holder hereof in person or by duly authorized attorney, upon surrender of this certificate property endorsed.

WITNESS the seal of the Corporation and the signatures of its duly authorized officers.

The certificates are engraved so as to prevent counterfeiting and bear a graphic of an eagle at the top center of the certificate.